Exhibit 24

	                      POWER OF ATTORNEY FOR
                              SEC REPORTING PURPOSES


      I appoint each of Kenneth G. Cole, Richard Westenberg and Yvette M. VanRiper, signing singly, my attorney-in-fact to:

   (1)	prepare, execute in my name and on my behalf, and submit to the
U.S. Securities and Exchange Commission (the "SEC") a Form ID, including amendments thereto, and any other documents or information necessary or appropriate to obtain codes and passwords enabling me to make electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") or any rule or regulation of the SEC;

   (2)	enroll in my name and on my behalf in EDGAR Next or any successor filing system and act as an account administrator for my EDGAR account pursuant to Rule 10 of Regulation S-T;

   (3)	cause Masco Corporation (the "Company") to accept a delegation of authority from the undersigned's EDGAR account administrators and authorize the Company's account administrators pursuant to that delegated entity designation to appoint, remove or replace users for the undersigned's
EDGAR account;

   (4)	execute for and on my behalf in my capacity as an officer and/or director of the Company, Forms 3, 4, and 5 as required by the Exchange Act, and the rules thereunder, and any other forms that I may be required to file in connection with my ownership, acquisition, or disposition of securities of the Company;

   (5)	do and perform any and all acts for and on my behalf which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, or other form or report, and timely file such form or report with the SEC and any stock exchange or similar authority;

   (6)	execute and file for and on my behalf in my capacity as an officer and/or director of the Company, Form 144 with the SEC and any stock exchange, relating to my proposed sale of securities of the Company as required pursuant to Rule 144 of the Securities Act of 1933;

   (7)	seek or obtain, as my representative and on my behalf, information on transactions in the Company's securities from any third party, including brokers, employee benefit plan administrators and trustees, and I hereby authorize any such person to release any such information to any attorney-in-fact and further approve and ratify any such release of information; and

   (8)	do anything in connection with the foregoing which such attorney-
in-fact may deem legally required by me or in my best interest.

   I grant to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I could do if personally present, with full power of substitution, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.

   I acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at my request, are not assuming, nor is the Company assuming, any of my responsibilities to comply with the Exchange Act and with Rule 144 of the Securities Act of 1933.

   This Power of Attorney supersedes any Power of Attorney executed by me, which is hereby revoked. This Power of Attorney shall remain in effect until I am no longer required to file Forms 3, 4, 5, and 144 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked in writing by me.

   This Power of Attorney is executed on July 25, 2025.


                                         /s/ Lisa A. Payne